Exhibit 10.3

WORKING AGREEMENT

BETWEEN

MINUTEMAN INTERNATIONAL, INC.

111 SOUTH ROHLWING RD.

ADDISON, IL 60101

&

SIGN, DISPLAY, PICTORIAL ARTISTS

& ALLIED WORKERS

LOCAL #830

AFFILIATED WITH THE

PAINTERS DISTRICT COUNCIL 14

MAY 22, 2003

TO

MAY 21, 2008

INDEX

SECTION

SUBJECT

I	Union Recognition
II	Union Security
III	Management
IV	Representation
V	Adjustment of Grievances
VI	Strikes and Lockouts
VII	Seniority/Right of Employment
VIII	Probationary Employees
IX	Promotions and Transfers
X	Reduction, Layoff and Recall
XI	Hours of Work
XII	Overtime Distribution
XIII	Premium Pay
XIV	Job Classifications
XV	Wages
XVI	Drug and Alcohol Substance Abuse
XVII	Leave of Absence
XVIII	Death in Family
XIX	Jury Service
XX	Military Service
XXI	Holidays
XXII	Vacations
XXIII	Insurance
XXIV	General
- Safety Shoes/Glasses (24.6)
- Tuition Reimbursement (24.7)
- State/National Elections (24.10)
XXV	Duration of Agreement

Exhibit A	Job Classifications

Exhibit B	Drug/Alcohol Policy

WORKING AGREEMENT

BETWEEN

MINUTEMAN INTERNATIONAL, INC.

111 SOUTH ROHLWING RD, ADDISON, IL 60101

&

SIGN, DISPLAY, PICTORIAL ARTISTS & ALLIED WORKERS

LOCAL #830

AFFILIATED WITH THE PAINTERS DISTRICT COUNCIL 14

AGREEMENT

This Agreement has been entered into at Addison, Illinois, between Minuteman International, Inc., with respect only to the hereinafter defined employees employed at its plant facilities located at 111 South Rohlwing Road, Addison, Illinois 60101, and referred to as the “Company”, and Sign, Display, Pictorial Artists & Allied Workers, Local #830, affiliated with the Painters District Council 14, and referred to as the “Union”.

SECTION I - Recognition

1.1      The Company recognizes the Union as the exclusive collective bargaining representative of its hereinafter defined employees for the purpose of collective bargaining, in accordance with the terms of the Agreement and subject to and in accordance with the provisions of the Labor Management Relations Act of 1947, as amended.  The term “employees” or “employee”, as used in this Agreement shall mean and include all production and maintenance employees.  It shall exclude all office clericals, plant clericals, professional employees, guards and supervisors.

SECTION II - Union Security

2.1      UNION SHOP:  It shall be a condition of employment that all employees covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement, shall remain members in good standing.  Those who are not members on the effective date of this Agreement shall, on or after the 30th day following the effective date of this Agreement, become and remain members in good standing in the Union.  It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall, on or after the 30th day following the date of employment, become and remain members in good standing in the Union.  In the interest of maintaining a stable work force, the Union shall notify the Company of any member’s delinquency in dues or initiation fees at least five days before requesting his discharge under the terms of this Section, in order to permit the assistance of the Company in restoring such delinquent member to good standing.

2.2      In accordance with the provisions of Section 302 (C) of the Labor Management Relations Act of 1947 as amended for each employee covered by this Agreement who executes and submits to the Company a valid written authorization form acceptable to the Company, the Company will deduct initiation fees and monthly dues from the pay of each such employee in the amount and manner prescribed by the Union, in accordance with its constitution and by-laws.  Said deduction shall be made monthly from each such employee’s pay for the pay period in each month, which includes the first day of the calendar month.  If an employee has no pay due at said pay period, said deduction shall be made from the first pay period thereafter that the employee has pay due to him.  Such deductions shall be forwarded to the Union before the 15th of the month in which the money is so deducted.

2.3      The Union agrees to indemnify, hold and save the Company harmless of, from and against any and all claims, demands, suits, liabilities and expenses that may arise out of or by reason of any action taken or not taken by the Company for the purpose of complying with any of the provisions of paragraph 2.2, or in reliance of any notice, authorization or assignment furnished pursuant to the aforesaid provisions of this Section II.

SECTION III - Management

3.1      It is agreed that the Company retain all management rights and functions possessed prior to the Agreement, except such rights as are expressly relinquished or restricted in this Agreement, and that the Company retains the sole right to manage its facilities and business, and the right to plan, direct, control and maintain order and efficiency in its operation.

3.2      The Company retains the right to control and regulate the use of all equipment and other Company property; the Company, in its judgement, will increase, decrease, change operations, remove or install machinery or appliances, and determine work  assignments,  processes  and  procedures; and  the Company retains the right to determine the extent to which the plant shall be operated or shall be shut down, and the right to move or relocate all or any part of the present plant operations to any other location, and establish new or additional facilities at other locations.

In the event the Company moves or relocates its entire operations, existing at the date of this Agreement, to another location, the employees covered by this Agreement shall be granted the opportunity to follow to the new location.  The terms of this Agreement shall, likewise, be in full force and in effect at such new location.

3.3      The Company retains the right to make reasonable plant rules and regulations, enact Company policies, hire, direct its working forces, assign work, promote, transfer and relieve employees from duty because of lack of work or other legitimate reasons; discharge for just cause, subject to the grievance procedure.

3.4      The Company shall have the right to contract out work, provided that it will not directly result in the layoff of any of its employees, provided further that in any event and not withstanding the foregoing provision, the Company shall have the right to contract out work if:

•          The Company has no qualified employees readily available to perform the work in question; or

•          The Company does not have the machinery, equipment or tools necessary to perform the work in question; or

•          Contracting out is necessary because of production schedules or to maintain or insure efficient production operations; or

•          Contracting out is necessary in order to complete the work in question, within a required time; or

•          The work in question is of an emergency nature.

3.5      All of the above rights are subject to the regulations and restrictions provided for in this Agreement, and all of the above does not exclude other prerogatives of management not specified in this Agreement.

SECTION IV - Representation

4.1      There will be one chief steward, one assistant steward for night shift and four committee people.  The chief steward shall be responsible for investigation and presentation of grievances.  The assistant steward will be in charge in the absence of the chief steward.  All stewards shall be available to the Company for discussion of departmental problems  The Union will furnish the Company with the names of the stewards and the committee people.  The committee, stewards and the Union Business Manager or Representative can meet once a month or at their discretion immediately after normal working hours on Company property with prior approval of the Company.

4.2      A steward may receive, but not solicit, complaints and grievances before or after work or during breaks.  Approval to leave his work area during working hours must be obtained from his supervisor.

4.3      It is agreed that union representatives, who are not employees of the Company, shall obtain permission from the President of the Company, or his designated representative, before entering the plant on union business.

4.4      The Company shall place a bulletin board at a mutually agreeable location, which shall be used exclusively by the Union, only for postings for a reasonable time of Union notices, consisting only of Union meetings, recreational and social events, Union elections and Union appointments.  All material shall be subject to prior inspection by the Company.

SECTION V - Adjustment of Grievances

5.1      In order to provide an orderly method of handling and disposing of all disputes, misunderstandings, differences, or grievances arising between the Company and the Union, and/or the employees covered by this Agreement as to the meaning, interpretation, and application of the provisions of this Agreement, such differences shall be settled in the following manner:

A.     Step 1 - The union or aggrieved employee, with the shop steward, shall first take up the case with the Foreman.

B.      Step 2 - If the matter is not settled at Step 1 above, the aggrieved employee may appeal the matter to the Plant Manager, in writing, within three working days, following the date of the Foreman’s decision in Step 1.  Within three working days after receiving the grievance, the Plant Manager will arrange a meeting with the aggrieved employee and his steward.  He will render his decision within two working days, following the aforesaid grievance meeting.

C.      Step 3 - If the matter is not settled in Step 2 above, the Union shall, within three working days of the Manager’s decision in Step 2 above, submit the matter to the President or a Vice President of the Company.  Within three working days after receiving the grievance, the President or a Vice President will arrange a meeting with the aggrieved employee, the Union steward, the grievance committee, committee persons from Section IV, and the Union representative.  The Company shall render a decision within three working days of this Step 3 meeting.

D.     Step 4 - The Company shall submit, in writing, copies of the terms of the settlement to the steward, the grievant, and the Union.

E.      Step 5 - Any settlement in Step 1, Step 2, or Step 3 above, shall be binding on the Company, the Union, and the aggrieved employee.

F.      Step 6 - Arbitration:  In the event that the matter is not settled in any of the foregoing steps, the Union shall, within three working days of the Company’s last decision, notify the Company of its intent to submit the grievance to arbitration.  The Company and the Union shall then refer the matter to an arbitrator.  He shall be selected by joint agreement, or from a list of seven submitted by the Federal Mediation and Conciliation Service, and the cost of the arbitrator’s services shall be borne equally by the Company and the Union.  The decision of the arbitrator shall be final and binding on the Company, the Union, and the aggrieved employee.

5.2      The arbitrator shall not have the right to add or subtract or modify the terms of this Agreement.

5.3      Retroactive settlements, at any time in the grievance procedure, may or may not be made in accordance with the equities of the case, or as decided by the arbitrator; however, in no case will retroactivity be made prior to the signing of this Agreement.

5.4      No matter shall be considered the subject of a grievance unless complaint is made and grievance filed within five working days after the cause of the alleged grievance occurs, or when using reasonable diligence, the party complaining could have known of the occurrence.

SECTION VI - Strikes and Lockouts

6.1      No strikes, stoppage of work, slowdown, or walkout by the Union or any employee or group of employees covered by this Agreement, and no lockout by the Company, shall occur during the terms of this Agreement or any extension of it.

6.2      The Union shall, in the event of the occurrence or threat of any unauthorized illegal or wildcat strike, stoppage of work, slowdown or walkout, promptly denounce publicly such action or threatened action, and shall make prompt and honest efforts to prevent or end such action.

The Company shall have the sole discretion as to the disciplinary action to be taken against the participants in any and all unauthorized or illegal strikes, work stoppages, slowdowns, walkouts, and such disciplinary action shall not be the subject of a grievance.

6.3      Neither the Company, nor the Union, shall resort to action before any court of law or governmental agencies in the settlement of any dispute or grievance arising under this Agreement, or to recover damages resulting from it, until after the exhaustion of the provisions of this section.

6.4      The Union shall not be liable to the Company in any court of law, or before any governmental agency, for any strike, stoppages of work, or walkout; unless it fails to comply with the provisions of paragraph 6.2 of this section.

SECTION VII - Seniority

7.1      Seniority is a right or preference given in the matter of layoffs, recalls and promotions.  Increases or decreases in the number of employees in a given department or job classification, or variations in the hours worked in each department or job classification as the case may be, shall be governed entirely by the conditions applicable to the plant as a whole.

7.2      The employees in the following skilled job classifications shall have top seniority:

•	Union Steward
•	Skilled Workers
Paint Sprayer
Repairmen
Sheet Metal Worker
Combination Welder
Machinist
Tool & Die Maker
Maintenance Man

7.3      The seniority list shall be prepared by the Company, and posted upon the bulletin board, within thirty days after the signing of this Agreement, and shall be revised semi-annually.  Said list shall show the name of each regular employee, his or her job grade, job classification, and seniority date.  Currently, with each such posting, the Company will forward, to Local 830, a copy of said list, together with the wage rate of each employee.  Following the posting of the original list, or any revisions thereof, an employee shall have the right, within 20 days from the day of posting, to file with the Company a written objection with respect to his seniority or any changes or revisions pertaining to him on the posted list. If no objection is filed within said period of time, then such seniority or the revised seniority as the case may be, shall be deemed to be correct as to each employee and shall be final, and the Company may rely on said revisions for all purposes.  In the event more than one employee starts to work on the same day, each such employee’s standing on the seniority list shall be determined in accordance with the alphabetical order of the first letter of each employee’s surname at the time of employment; and if the first letter of two or more such employee’s surnames are identical, then in accordance with the alphabetical order of the subsequent letter or letters, as the case may be, in the respective surnames.

7.4      Any employee who is promoted to a position or job outside of the bargaining unit, shall continue accumulating seniority in the bargaining unit but only for a continuous period of not more than six months after such promotion.  Seniority shall not apply to promotions to managerial or supervisory positions outside the bargaining unit, and the Company shall have the sole discretion with respect to such promotions.

7.5      An employee shall lose seniority and the right of employment if:

A.     Employee has voluntarily terminated his employment.

B.      Employee has been laid off and fails to report for work within three working days, after notice by the Company to report.  Any employee, upon being laid off, shall leave his address with the personnel department or on a form provided for that purpose; and in the event of recall, the personnel department shall notify each such employee, in his turn, by certified letter or telegram.  It is agreed that the responsibility of maintaining a current address on file with the Company shall rest upon the employee, and an alleged injustice done because of lack of proper address on file with the Company, shall not be subject to the grievance procedure.

C.      Employee has been discharged for just cause.

D.     Employee has been laid off for a continuous period of not more than six months.

E.      Employee is incapable of performing his duties after a protracted illness and refuses an offer in a related job classification.

F.      Employee has been absent three consecutive days from work without having made satisfactory arrangements agreeable with the Company.

G.      Employee has been laid off fails to advise Company of correct address.

H.     Employee on leave of absence overstays his leave of absence without making satisfactory arrangements agreeable to the Company.

I.       Employee has worked at other gainful employment while on leave of absence.

J.       Employee has been absent from Company’s employ for more than  six months due to illness.  However, the Company will permit the employee to request an  extension  of the leave, if the employee’s doctor specifies that the employee will return to work in a reasonable period of time.  The Company has the right to approve this leave at its sole discretion.

7.6      When it is necessary to take inventory, the Company shall determine the employees necessary for the taking of the inventory, and may retain or recall such employees, without regard to the seniority provisions of this Agreement.

7.7      Any employee who, because of age, or who has been incapacitated at his regular work by injury or compensable disease while employed by the Company, or as a result of surgical operations or severe illness, is unable to perform the work in his department in a manner comparable with that performed by other workers at the average speed and ability within said department, may be employed by the Company at its sole discretion, but the Company is not obligated to retain such employee in the employ of the Company in other work in the plant which he is physically able to do without regard to seniority, and the Company may fix a rate for such employee in such new work commensurable with the ability of such employee to perform such work.

SECTION VIII - Probationary Employees

8.1      New employees, and those hired after their seniority is broken, will be regarded as probationary employees for a period of ninety consecutive days, during which time such employee shall not be considered a regular employee of the Company.

8.2      The Company shall have the right and privilege and sole discretion to layoff, discharge or otherwise discipline any such employee during such probationary period, without assignment of cause and without limitation.

The decision of the Company with respect to such probationary employees shall be final and binding upon all of the parties, and neither any such employee nor the Union, shall have recourse to grievance or arbitration proceedings provided for in this Agreement; nor shall there be any obligation on the part of the Company to recall or re-employ such provisionary employee who is discharged or laid off during such probationary period.  No such probationary employee shall, during the first ninety days of such probationary period, come under any of the terms of this Agreement or be entitled to any of the benefits hereunder including, but not limited to, insurance benefits and holiday pay granted to the regular employees covered by the terms of this Agreement, except as to wages and overtime pay.

8.3      During the probationary period, such probationary employee shall have no seniority rights under this Agreement, but the Company will accumulate actual days worked as probationary employee toward their attainment of their status as regular employees.  If and when such probationary employees are retained by the Company beyond the probationary period, such probationary employee shall be considered a regular employee, and shall receive seniority credit for the said ninety consecutive days.

SECTION IX - Promotions and Transfers

9.1      Should a new job classification be created, other than skilled jobs, or should a permanent vacancy develop in an existing job classification other than Grade 9 classifications, or other than those skilled jobs detailed in Section VII, the Company shall post a notice of such opening for a period of three working days, stating the grade and job classification in which the opening exists, the shift, the rate of pay, and the date when the position will be vacant.

Applications for filling such vacancies shall be in the employee’s own handwriting.  It is agreed that all openings created as a result of the original job opening shall be posted in the same manner.

9.2      Job openings shall be filled by a qualified bidder determined by the following factors:

A.    The employee’s ability and skill, and not experience.

B.     Plant-wide seniority date.  When factor (A) is relatively equal, then seniority date, factor (B) shall govern.

9.3      Should no employee bidder qualify, then the Company has the right to hire a new employee for said job.  The Company shall have the right to fill a job temporarily during the period of posting and until said job is permanently assigned.

9.4      Any employee who successfully bids for an opening, including an employee who refuses to accept the job during this trial period, shall not be permitted to bid again for a period of six months from the date of placement on the job, without the prior approval of the Company and the Union.

9.5      When an employee obtains a job as a result of the bid, he shall be placed in that job as soon as a replacement can be made for him, and he will be given up to ten working days or such extended time as the Company may deem necessary, to prove his ability to perform the work required.  Should the Company decide that this work in the new job classification is not satisfactory during the trial period, or should the employee himself decide during the trial period that he cannot fill the position, he will be returned to his former job classification, and any employee moved as a result of said employee’s returning, will revert to his former position without loss of seniority.

9.6      With respect to skilled job openings, the Company shall have the right to fill such skilled job openings by hiring qualified employees from the outside or by transferring an employee to such opening, and the seniority and job posting provision shall not apply.

9.7      The Company has the right to make a transfer of employees from one job classification to another, or from one department to another, in the same pay grade.  Transfers from one shift to another must be posted.  Employees may be transferred at any time and will be paid in accordance with said employee’s wage rate at the time of transfer, for a period not to exceed one hour.  Any employee temporarily transferred to a higher wage rate job for more than one hour will, beginning on the second hour of transfer, be compensated for the difference between their wage rate and the higher wage rate.

SECTION X - Reduction, Layoff and Recall

10.1    The Company shall have the right to reduce or layoff a force of employees at any time in any job classification or classifications or in the plant.  Regular employees to be laid off for an indefinite period of time shall be given not less than one week’s notice of layoff or one week’s pay, except in case of emergency, such as fire, storms, breakdown of equipment, inability to get power or materials, act of God, or any other causes beyond the control of the Company.

10.2    In the event of reduction of the number of employees in a job classification or classifications due to fire, storm, breakdown of equipment, power failure, act of God, or other emergencies, the Company may, as an exception to the layoff and recall procedure, without regard to seniority, layoff employees from a job classification from the plant for the balance of the shift in which the reduction occurs for a period not to exceed two continuous work days thereafter.

The Company shall have the right to assign an employee so laid off to any kind of available work in the department or in the plant for the period of such layoff, and such employee shall receive the rate of the job to which he is assigned for all work performed on such assigned job.

10.3    When all or any of the employees within the bargaining unit are laid off, the regular employee or employees with the least seniority shall be laid off first and so on, progressively through the list of employees in the plant.  If a regular employee is laid off from work at a time when there is work in another job classification, paying the same or lesser maximum hourly rate of pay, and said work is being performed by another employee with lesser plant seniority, the affected employee shall be entitled to replace that lower seniority employee in that other position, provided such senior employee fully qualifies and has the ability to perform the job, and does not require training to meet established production standards for the new job.

10.4    Recall will be made in the reverse order of layoffs, provided the employee is fully qualified to perform the work on which he or she would be placed.

SECTION XI - Hours of Work

11.1    This section is intended solely to provide the description of the regular work day and the regular work week for computing overtime and premium pay, and the Company does not in any manner guarantee full employment for hours of work to any employee.

A.    The regular work day shall be 8 hours in a consecutive 24 hour period.

B.     The work day for each employee is a 24 hour period, immediately following the time the employee is scheduled to start work.

C.     The regular work week shall consist of 40 hours.

D.     The payroll period shall be Monday through Sunday.

E.     The work week for all employees and the determination of overtime, other premium pay, and for payroll purposes shall begin at 12:01 a.m. on Monday and end at 12:01 a.m. on the following Monday.

11.2                          Determination of the starting time of the daily schedule shall be made by the Company.  The Company may make reasonable changes in the starting time provided they are discussed with the Union as far in advance as is possible.  It is understood that the schedule may be changed from time to time by the Company to accommodate varying conditions of the Company’s business.

SECTION XII - Overtime Distribution

12.1    No employee should be entitled to overtime, unless he is capable of doing the available work.  Overtime shall be distributed as evenly as practical among the employees regularly assigned to such work within the department. The Company has the right to require that overtime be worked provided at least 48 hours prior notification is given.  The Company shall have the sole discretion to waive this requirement based upon facts and circumstances of each case, provided 24 hour prior notification is given.  In the event overtime scheduled for Saturday, Sunday or holiday per the above is cancelled employees will receive four (4) hours pay except in case of emergency, such as fire, storms, breakdown of equipment, inability to get power or materials, act of God, or any other causes beyond the control of the Company.

12.2                    If the Company does not obtain enough employees regularly assigned to such work to perform the needed  overtime work, the Company shall have the right to request, upon proper notice, other qualified employees to do the overtime work in question at the rate of the job to be performed.

SECTION XIII - Premium Pay

13.1                    All work in excess of 40 hours in any one week shall be paid for at 1-1/2 times the regular rate for such work.  All work performed on the holidays specified in Section 21.1 of the collective bargaining agreement shall be paid for at 1-1/2 times the regular straight-time rate and, in addition, the employee shall receive the holiday pay allowance of 8 hours’ pay at his regular straight-time rate, collective.

13.2        A shift premium of 5% per hour for a second shift and 7% per hour for a third shift shall be paid for all scheduled work performed on an afternoon and night shift, respectively.

13.3        All work performed on Sunday shall be paid for at two times the regular rate, unless this is part of an employee’s normal 40 hour shift.

13.4    It is expressly agreed that there shall be no pyramiding of overtime or other premium pay including, for example, extra compensation provided by the provisions of Section XIII; it being expressly understood and agreed that where the particular work falls under two or more premium pay provisions of this Agreement, only the single highest premium pay application to such hours worked under any provision of this Agreement shall be paid.

SECTION XIV - Job Classifications

14.1    Job classification titles, as set forth in Exhibit A, are for the purpose of general identification, and the job classification of an employee shall not preclude the Company from assigning the employee to work other than that which normally falls within the meaning of the job classification; for example, an employee engaged in a job classification relating to maintenance shall be required to perform any and all types of maintenance work for which he is qualified, regardless of the job classification title that he holds at the rate paid for his regular job.

14.2    New job classifications are subject to union challenge.

SECTION XV - Wages

15.1                    The regular hourly wage rates to be paid to employees for the various labor grades at the outset and through the term of this Agreement are set forth in accordance with the following schedule.

Grade	Present Rate	Rate Effective 5/22/03	Rate Effective 5/22/04	Rate Effective 5/22/05	Rate Effective 5/22/06	Rate Effective 5/22/07

4	16.21	16.21	16.37	16.70	17.03	17.54

7	14.90	14.90	15.05	15.35	15.66	16.13

8	14.21	14.21	14.35	14.64	14.93	15.38

9	12.71	12.71	12.84	13.10	13.36	13.76

15.2    Any wage increases provided for in this Agreement shall not exceed the applicable permissible adjustments permitted by the wage control laws and regulations then in existence. The Company has the right at its sole discretion to pay above the normal wage rate.  Circle pay given or  withdrawn is solely at the Company’s discretion and not subject to grievance or arbitration.

15.3    A new employee shall have job wage progressions, as follows:

A.    Starting rate will be 70% of the existing labor grade rate.

B.     After three months of employment, there will be an increase to 72.5% of the then existing labor grade rate.

C.     After six months of employment, there will be an increase to 75% of then existing labor grade rate.

D.     After nine months employment, there will be an increase to 77.5% of then existing labor grade rate.

E.     After twelve months of employment, there will be an increase to 80% of then existing labor grade rate.

F.     After fifteen months of employment, there will be an increase to 82.5% of the then existing labor grade rate.

G.     After eighteen months of employment, there will be an increase to 85% of then existing labor grade rate.

H.     After twenty-one months of employment, there will be an increase to 87.5% of the then existing labor grade rate.

I.      After twenty-four months of employment, there will be an increase to 90% of the then existing labor grade rate.

J.      After twenty-seven months of employment, there will be an increase to 92.5% of the then existing labor grade rate.

K.     After thirty months of employment, there will be an increase to 95% of the then existing labor grade rate.

L.     After thirty-three months of employment, there will be an increase to 97.5% of the then existing labor grade rate.

M.    After thirty-six months of employment, there will be an increase to 100% of then existing labor grade rate.

15.4        An employee will be docked for time off on the following formula:

A.	1 to 6 Minutes Off	-	1/10 of an Hour
B.	7 to 12 Minutes Off	-	2/10 of an Hour
C.	13 to 18 Minutes Off	-	3/10 of an Hour
D.	19 to 24 Minutes Off	-	4/10 of an Hour
E.	25 to 30 Minutes Off	-	5/10 of an Hour
F.	31 to 36 Minutes Off	-	6/10 of an Hour
G.	37 to 42 Minutes Off	-	7/10 of an Hour
H.	43 to 48 Minutes Off	-	8/10 of an Hour
I.	49 to 54 Minutes Off	-	9/10 of an Hour
J.	55 to 60 Minutes Off	-	1 Hour

SECTION XVI - Drug and Alcohol Substance Abuse

16.1        The Company and Union  have mutually agreed to a Drug and Alcohol Testing Program, which is attached to this Contract, and made part hereof as Exhibit B.

SECTION XVII - Leave of Absence

17.1        Upon reasonable notice, regular employees shall have the right to make application for leaves of absence without pay on account of illness, accident or justifiable reasons.  The Company will give consideration to the circumstance of each application with the Company’s business requirements, and shall have the right to determine the starting date and duration of such a leave of absence.  Employees desiring a leave of absence for other than illness, accident, or other emergency, shall make application, in writing, at least two weeks prior to the desired starting time.  The Company shall have the right, but shall not be required to grant any leave of absence.

17.2        The Company will grant a short-term leave of absence, without pay, for authorized Union business provided the number of employees does not exceed one in any calendar year, and provided that such a leave of absence shall not be for duration of more than four weeks in any one calendar year, provided that the employee in question shall give the Company two weeks’ prior written notice before leaving on such leave of absence.

17.3    All benefits, including right to promotion, to which an employee may otherwise be entitled under this Agreement, will be forfeited during the leave of absence - except insurance - for which employee must pay the cost for the period after thirty days of his leave of absence.

17.4    The employee on a leave of absence shall not be permitted to return to work prior to the expiration of the leave, except by the consent of the Company, unless the employee shall give the Company at least five days’ prior notice of his or her desire and ability to return to work.

17.5        An employee on leave of absence will not lose any seniority.

SECTION XVIII - Death in Family

18.1        In the case of the death of an employee’s mother, mother-in-law, father, father-in-law, brother, sister, husband, wife, child, grandparent, or grandchild, the Company will grant three working days with pay; in the case of the death of an employee’s son-in-law, daughter-in-law, brother-in-law or sister-in-law, the Company will grant one working day with pay and two working days without pay; and in the case of the death of an employee’s spouse’s grandmother or grandfather, the Company will grant three working days off without pay. Time granted off must be within one week of death.  Proof of death and relationship must be submitted.

SECTION XIX - Jury Service

19.1    An employee who is called for jury duty and reports shall be excused from work on the days he spends performing jury duty.  Such employee will be reimbursed for any loss of income for each day spent on jury service, by receiving for each such day, if the employee would have been otherwise scheduled for work by the Company, the difference between the straight-time hourly pay and the daily jury service fee.  In no event will this exceed fourteen (14) days.

19.2        To receive payment under this section, the employee must furnish the Company with the court statement showing the days and the pay for jury service performed.

19.3        At least five days prior to jury service, such employee must furnish the Company with a copy of the court summons.  This Section XIX shall not apply to any employee who - without being summoned - volunteers for jury service.

SECTION XX - Military Service

20.1    Any regular employee who is called into the service of the United States Armed Forces will, upon honorable discharge from such service, be reinstated in accordance with the requirements of the law and regulations in effect at the time of his return.

SECTION XXI - Holidays

21.1    Each employee, in the active employ of the Company, will be paid eight hours of straight-time pay, plus shift premium for the following holidays during each year of this contract:

New Years Day

Memorial Day

Independence Day

Labor Day

Good Friday

Thanksgiving Day

Day After Thanksgiving Day

Day Before Christmas Day

Christmas Day

New Year’s Eve

provided, however, that he or she is eligible under the provisions of paragraph 21.3, except that an eligible part-time employee shall receive holiday pay, in proportion that his regular hours worked bear to 40.

21.2    When any of the foregoing holidays fall on a Sunday and the following Monday is observed as the holiday by the State or Federal Government, that Monday will be paid as such holiday.  When any of the foregoing holidays falls on a Saturday, that holiday will be celebrated as a paid holiday on the prior Friday, except where this may conflict with the Government declared legal holiday.  In such cases, the Company will notify the employees at least 30 days in advance of the holiday, as to the date on which that holiday will be celebrated.

21.3    In order to be paid for the aforementioned holidays, the employee shall meet all of the following eligibility requirements:

A.    Employee must have completed his probationary period as of the date of the holiday; 90 days.

B.     The employee shall have worked the last scheduled work day preceding and the first scheduled work day following said holiday, unless prevented by proven emergency or illness of a duration of not more than three days, or unless as to an employee who has been laid off within five working days before the holiday, with the exception of the four holidays of Day before Christmas Day, Christmas Day, Day before New Year’s Day and New Year’s Day, which will be paid to all employees on layoff, provided they have worked one day in December before the above holidays.

SECTION XXII - Vacations

22.1    Each full-time employee of the Company accrues vacation on a weekly basis according to the following schedule.

Employee’s Length of Continuous Service	Accrued Vacation Hours

1 Year	5 Days
2 Years	10 Days
10 Years	15 Days
18 Years or more	20 Days

However, those  employees who have earned 25 days vacation as of 5/21/03 will be entitled to keep those earned 25 days each year and are not subject to the above schedule.

To qualify for a vacation an employee must have:

A.           Completed one (1) full year of service.

B.             Worked 39 weeks of the year immediately preceding his vacation period.  Any request by an employee who has not met this requirement may be granted vacation, but it will be at the sole discretion of the Company.

22.2    Vacation pay shall be computed at the employee’s straight-time hourly rate of pay including shift premium in effect for such employee, at the time he takes his vacation.  It shall exclude overtime premium or extra compensation of any kind.  Employees will receive their vacation pay at the beginning of their vacation period, unless the Company is required by law to withhold said vacation pay or any part thereof.

22.3    If any one of the holidays referred to in this section occurs during an employee’s vacation, the employee will receive an extra day of vacation.

22.4    Vacation time may not be accumulated from year to year until the employee reaches ten days entitlement, at which time the employee is eligible to participate in the “Minuteman International, Inc. Vacation Bank”.

In the event an employee terminates employment during the course of the year, vacation time will be paid based upon the prorated portion of time that has been earned.

22.5    An employee terminated for gross misbehavior, murder, rape, theft, etc., is considered as having forfeited any vacation time previously accrued.

22.6    The Company retains the right to implement, at their discretion, a mandatory vacation shut-down for one or two weeks during the year, a minimum of which one week will be during the summer months.  If the second week off is not during the summer months, the Company will give the employees a one month notice of a plant shutdown.

A.    Employees that have accrued vacation of one week will be given a leave of absence for the second week.

B.    Employees that have accrued vacation of one or two weeks will take their vacation at this time.

C.    Employees that have accrued vacation in excess of one or two weeks will take one or two weeks of their vacation at this time, and will be given their preference as to the time of their excess vacation (vacation time accrued in excess of two weeks) whenever possible.  Conflicts of choice between employees will be determined on the basis of seniority provided such requests are received at the same time, otherwise the request received first will prevail.

D.    In 1989, the Company has only insisted upon one weeks vacation being taken during the two week plant shut-down period, and the Company will use its best efforts in the years to come to do the same.  However, if the Company feels it is necessary to implement items A, B. and C above, discussions will be held with the Union prior to implementation of such policies.

22.7    Vacations must be taken in weekly increments with the following exception:  Employees with approval may take up to two (2) vacation days annually in daily increments provided any remaining vacation is still taken in weekly increments or the total days remaining are taken at one time if less than a week.  Any deviation from this practice will be at the sole discretion of the employer and not a matter subject to grievance or arbitration.

22.8    Only unused and unscheduled vacation time, time not taken will be, at the discretion of the employee, compensated to the employee in the second pay period prior to the end of the year, or put into the Minuteman International Vacation Bank.

22.9    The “Minuteman International Vacation Bank” allows employees with two (2) years employment, to accumulate up to twenty (20) vacation days per year, to a maximum of one hundred twenty (120) days.

A.    Vacation Bank deposits must:

•      Be increments of days.

•      Be deposited in the Vacation Bank, prior to December 5th of the year in which the vacation is entitled.

•      Be in writing, signed by the employee.

B.    Vacation Bank withdrawals will be made:

•	Upon the employee’s retirement or termination, with payment being made to twelve (12) months after the occurrence, if the employee so requests.

•	Upon the employee’s written request, vacation days may be taken in any subsequent year.

•	Upon employee’s death.

SECTION XXIII - Insurance

23.1    The Company agrees to maintain a group health insurance plan.  The Company reserves the right to switch insurance carriers at its discretion.

23.2    The Company agrees that coverage for Union and Non-Union employees will be the same.  The Company, at its discretion, shall have the right to change coverage.

23.3    Each employee covered by health insurance will contribute as determined by the Company.  The Company agrees, beginning in 2003, to provide several options for health care of which one health option will be for family coverage that will not exceed $95 per month the first year.  The Company agrees it will increase this amount only once annually, if necessary, and this increase will not exceed 25% per year of the above employee contribution.

23.4    The Company will include a prescription drug plan in its health care coverage, however, the Company can drop this coverage from its plan should a more cost effective plan become available through the US Government or other means.

23.5    No matter respecting the group insurance plan shall be the subject of a grievance procedure established in this Agreement.

23.6    The Company will maintain a disability insurance plan.  The plan will have the following benefits:

A.    $175.00 Weekly benefit for a maximum of 20 weeks.

B.    Benefits start from the first day of non-occupational accident and the eighth day of sickness.

23.7    The Company will provide life insurance for each full-time employee in the amount of $50,000.

23.8    The Company will have the right to amend any coverage without regard to the foregoing in the event of any future federal mandated national health insurance program.

SECTION XXIV - General

24.1    Each employee shall have, on file with the Company, his address and telephone number, if any; and the Company shall be entitled to rely on the last address and telephone number shown on his records.

24.2    During working hours, all employees covered by this Agreement shall perform the work in an efficient and workmanlike manner, confining their activities during working hours to matters pertaining directly to the business of the Company, as directed by their supervisors and in accordance with the Company’s reasonable and  general factory rules and regulations, made pursuant to the provisions of Section III. Both the Company and the Union agree that neither the Union nor its members shall transact Union business on Company time, except such business as is provided for in this Agreement.

24.3    Supervisory/engineering personnel shall not be allowed to perform work ordinarily done by regular employees.  This shall not be construed, however, to prevent supervisory/engineering personnel from doing such work in case of emergency or when it is necessary to instruct or train new employees, or to assist in running production where it would otherwise necessitate stopping of a job or sending employees home, or for test purposes, process and equipment development, or working on new equipment for the purpose of only tryout and experiment and working out bugs; provided, however, that in the application of this provision, no regular employee shall be displaced.

24.4    Should any provision of this Agreement become invalid because of any existing or future Federal or State legislation, or any executive order, or other administrative ruling, or judicial determination, the validity and the legality of all the other provisions of this Agreement shall not be effected thereby.  Any provision which becomes invalid due to legislation will be renegotiated.

24.5    Benefits heretofore granted by the Company and not otherwise expressly and specifically covered by any provision of this Agreement, including the way or remuneration and not limited to merit increases and year-end bonuses, gifts and other considerations, shall during the entire term of this Agreement, remain within the sole discretion of the Company.

24.6    The Company shall make provisions in accordance with the Federal and State safety laws for the safety and health of its employees in the plant during their hours of work. The Company  will  maintain  and  keep in a clean and stocked manner a first aid room.  For each employees’ safety, they will be required to wear, while in the plant, safety glasses and safety shoes.  Any employee that is written up three times in any six month period for not wearing safety shoes or safety glasses will be automatically terminated.  The Company will provide the first $ 65.00 toward the purchase of one pair of safety shoes per calendar year and will pay a maximum of $ 90.00 in the second year, in the event shoes were not purchased during the first year, provided the employee has been employed in excess of one year.  The Company will pay the entire cost of one pair of standard safety glasses and frames, per year and per employee, and will provide the first $ 25.00 toward the eye examination once every two years, provided the employee has been employed in excess of one year.  Employees requiring additional safety glasses will be charged accordingly for them.

A plant safety coordinator will be maintained.

24.7    TUITION REIMBURSEMENT: In order to encourage the educational and academic background of the Employee, for the betterment of the Company, the Company shall reimburse the Employee for tuition paid and required books purchased to attend technical school, business school, and college courses, in a curriculum which benefits the Company in the Employee’s performance of his duties.  The amount of hourly rate of reimbursement for tuition may not exceed the tuition rate actually charged.  All classes must be requested, in writing, three weeks in advance, and are subject to the Company’s sole discretion and approval.  Tuition shall be reimbursed to the Employee upon satisfactory completion of the course, in accordance with the following schedule:

Grade:	A or Pass	100%
Grade:	B	75%
Grade:	C	50%
Grade:	Less than C or Fail	No Reimbursement

24.8    The Company and the Union agree that in their respective practices and policies, and with regard to the application of any provision of this Agreement, they shall comply with, and to the extent of, all applicable and valid State and Federal laws regarding non-discrimination.  Use of either male or female gender in this Agreement shall be construed to also refer to the other.  Neither the Company nor the Union shall discriminate in any manner whatsoever against any employee because of race, color, creed, religion, sex, national origin, marital status, citizenship status, status with regard to public assistance, disability, age, sexual orientation or status as a special disabled or Vietnam era veteran.

The Company and the Union agree that in their respective practices and policies, and with regard to the application of any provision of the Agreement, they shall comply with applicable and valid State and Federal laws regarding the Family and Medical Leave Act (FMLA).

24.9    The Company shall have the right to employ part-time and summer employees.  Anything in this Agreement to the contrary, notwithstanding if a part-time employee covered by the terms of this Agreement is otherwise eligible for a fringe benefit shall be reduced in the proportion of the number of hours regularly worked by such employee per day or per week bears to 8 or to 40 hours as the case may be. Fringe benefits such as vacation, health, life and disability insurance will not be covered for summer employees.  All other benefits will be prorated.

24.10  Each employee shall be allowed time off from the regular work day to vote in State and national elections based on the following qualifications and rules:

A.	Employees must be a registered voter.

B.	Each employee must let his supervisor know a day ahead of time if he needs time off from the job to vote.

C.	Each employee requesting time off from the regular work day to vote must present a valids voter’s registration card to his supervisor.

D.	Employees will be allowed the last work hour from the regular 8 hour work day to vote.

E.	Each employee taking time off from the regular work day to vote shall be paid at his regular straight-time rate.

F.	Employee must provide Voter receipt the next day.

24.11  The Company will continue to give the same established rest and lunch periods to the employees.  The wash up period at the end of each day will be two minutes.

24.12  An employee who is injured on the job will be entitled to pay to the extent compensated by the Worker’s Compensation Insurance Carrier.  The only exception will be that said employee will be paid at his regular straight time rate for the day on which the injury occurred.

24.13  An employee who is required to report for work shall be paid for a minimum of four hours, except in case of emergency, such as fire, storms, breakdown of equipment, inability to get power or materials, act of God, suspension, or any other causes beyond the control of the Company.

24.14  The parties hereto acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and Agreements arrived at by the parties after the exercise of that right and opportunity, set forth in this Agreement.  Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to in this Agreement, even though such subject and matters may not have been within the knowledge or contemplation of either or both the parties at the time they negotiated and signed this Agreement.

24.15  This Agreement shall be binding upon both parties, their successors and assigns. In the event of a significant change in ownership this contract will automatically become null and void provided the Company notifies the Union prior to signing.

SECTION XXV - Duration of Agreement

25.1        This Agreement shall become effective May 22,  2003 and shall remain in full force and effect to and including May 21, 2008; and from year to year thereafter, unless either party shall give written notice to the other by registered or certified mail at least 60 calendar days prior to May 20,  2008, or prior to May 20th, of any subsequent year thereafter, of its intention to alter, amend, modify or terminate this Agreement.

25.2        In witness, whereof, the parties hereunto executed this Agreement this 28th day of May, 2003.

On Behalf of Union Employees:	On Behalf of the Company:

/s/ William E. Anderson	/s/ Gregory J. Rau
William E. Anderson	Gregory J. Rau

/s/ Jesse M. Guadalupe	/s/ Dean W. Theobold
Jesse M. Guadalupe	Dean W. Theobold

/s/ Harley E. DeJong	/s/ Christopher D. Hagemann
Harley E. DeJong	Christopher D. Hagemann

/s/ Edwin Morales	/s/ Thomas J. Nolan
Edwin Morales	Thomas J. Nolan

/s/ Bruce E. Merritt
Bruce E. Merritt

/s/ Mark F. O’Donnell

Mark F. O’Donnell

WORKING AGREEMENT

EXHIBIT A

JOB CLASSIFICATION TITLES BY LABOR GRADE

Grade 9

Assembler
Drill Press Operator
Laborer

Grade 8

Spot - Welder
Material Handler
Machine Operator
Journey Person

Grade 7

Paint Sprayer
Receiving Clerk
Repairman
Shipping Clerk

Grade 4

Sheet Metal Worker
Maintenance Man
Combination Welder
Tool & Die Maker
Machinist

WORKING AGREEMENT

EXHIBIT B

DRUG / ALCOHOL TESTING

Minuteman International is concerned about the safety and well-being of its employees, and in accordance with Illinois State Law, effective May 22, 1992, the following policy will be in force and implemented at Minuteman International:

I.	WORK RULES RELATING TO DRUGS AND ALCOHOL:

	A.	No employee of Minuteman International is to possess, use, sell or transfer any controlled substance or alcohol on Company property or premises.

	B.	No employee of Minuteman International is to operate a Company vehicle, machinery, or equipment under the influence of drugs or alcohol.

II.	WHO IS SUBJECT TO TESTING:

	A.	Any person who is an employee of Minuteman International on a full-time regular, full-time temporary, or part-time temporary basis, and is paid directly by Minuteman International.

III.	DRUG / ALCOHOL TESTING CIRCUMSTANCES:

A.

When a new hire is offered a position within any department of Minuteman International, that person must submit to a drug/alcohol test during a pre-employment physical.  This physical is required of all applicants who are offered employment, the offer being conditional based on the outcome of the drug/alcohol test and meeting the minimum requirements on the physical examination itself.

B.

If any supervisor or manager has reasonable suspicion to believe that any employee of Minuteman International has violated the company’s work rules prohibiting the possession, use, selling or transferring of any controlled substance or alcohol on Company property during working hours, that person may be requested to submit to a drug/alcohol test.  No test will be performed until the “reasonable suspicion” for the belief the employee has violated the Company’s work rules is documented by at least two (2) management officials, at least one (1) of whom is not the employee’s immediate supervisor, and until the employee’s Union representative is advised and given a copy, in writing.

C.

If any supervisor or manager finds reasonable suspicion that any person employed by Minuteman International is under the influence of drugs or alcohol during their working hours, and on Company property, that person may be requested to submit to a drug/alcohol test, which will take place immediately at the closest qualified testing facility.  No test will be performed until the “reasonable suspicion” the person is under the influence is documented by at least two (2) management officials, at least one (1) of whom is not the employee’s immediate supervisor and until the employee’s Union representative is advised and given a copy, in writing.

D.

If a person in the employ of Minuteman International chooses to go through chemical dependency evaluation treatment, and aftercare after a positive drug/alcohol test result, that person may be required to be re-tested once at any time during or following the chemical dependency treatment and/or aftercare for up to six (6) months.

	E.	Any employee who is involved in any property damage or physical injury accident during working hours will, at the Company’s sole discretion, be required to submit to a drug/alcohol test.

IV.	CONSEQUENCES OF DRUG/ALCOHOL TEST REFUSAL OR POSITIVE TEST RESULTS:

	A.	Job Applicant Offered Employment

		1.	If a job applicant refuses to submit to a drug/alcohol test, the conditional job offer will be withdrawn.

		2.	In the event of a confirmed positive test result, the conditional job offer will be withdrawn.

	B.	Employee Requested to Undergo Drug/Alcohol Testing

		1.	Any employee who refuses to submit to a drug/alcohol test pursuant to the circumstances listed in Section III.B and C, will be discharged from employment at Minuteman International.

2.

In the event of an employee’s positive test result, the employee shall be offered the opportunity to undergo a chemical dependency assessment.  If chemical dependency counseling or treatment are deemed necessary following the assessment, the employee shall have the opportunity to participate in the prescribed program.  Such program to be mutually agreed upon by the Company and the Union.  Any expenses for the assessment and the prescribed program not covered by insurance shall be paid by the employee. In the event of a change in current insurance coverage, the Company will pay for reasonable expenses associated with the assessment and prescribed program, comparable to those covered on the prior insurance program.

		2-A	If the employee refuses a chemical dependency assessment and/or any subsequent prescribed counseling and/or treatment program, the individual will be subject to discipline up to and including discharge from employment at Minuteman International.

		2-B	If the employee chooses to undergo a chemical dependency assessment and any subsequent counseling and/or treatment program as prescribed and fails (i.e., early withdrawal from program, positive test result during or after program) to successfully complete it, the individual will be subject to discipline up to and including discharge from employment at Minuteman International.

		3.	In the event of an employee’s second such positive test result, the employee may be subject to discipline up to and including discharge from employment at Minuteman International.

		4.	The employee may be suspended or transferred until the outcome of a confirmatory test if the employer believes it reasonably necessary to protect the health and safety of the employee, co-employees, or the general public.  The employee will receive back pay if confirmatory test or retest is negative.

V.	RIGHTS OF INDIVIDUALS SUBJECT TO DRUG/ALCOHOL TESTING:

	A.	An employee has the right to refuse to undergo a drug/alcohol test. However, the individual will be subject to the consequences for refusal specified in Section III.

	B.	An employee has the right to request and receive a copy of the test report.

	B.	An employee has the right to explain, in writing, a positive test result within three (3) working days of receiving notice.

C.

An employee has the right to retest the original sample, at their own expense, provided he/she informs, in writing, Minuteman International within five (5) working days of receiving notice.  If the retest is negative, the Company will reimburse the cost of the test, and shall, immediately reemploy that person and compensate, in full, for any lost time or benefits.

D.

No Waiver of Legal Rights.  The Company and the Union agree that this program shall not diminish the rights of individual employees under State and/or Federal laws pertaining to drug and/or alcohol testing.

VI.	UNION RIGHTS:

A.

Further, the Company agrees to save and hold the Union harmless for any responsibility for the application of this Drug and Alcohol Testing Policy, and shall pay the cost of defending the Union for any reason whatsoever because of the application of the provisions of this Drug and Alcohol Testing Policy.

B.

The Union shall have the right, at any time, to challenge discipline related to alleged substance impairment or to an employee’s refusal to submit to a test under the Drug and Alcohol Testing Policy, under the terms of Section V of the collective bargaining agreement.

VII.         THRESHOLD LEVELS:

The following is a listing of the threshold levels for a positive test result under the Drug and Alcohol Testing Policy.

Drug Group	Drug or Metabolite	Screen Detection Level	Confirmatory Detection Level

Cocaine	Benzoylecgonine	300ng/ml	150ng/ml

Metabolites	Cocaine	300ng/ml	150ng/ml
	Ecgonine Methyl Ester	300ng/ml	150ng/ml

Marijuana	Delta-9-THC-9-Cooh	100ng/ml	15ng/ml

Metabolites

Opium	Codeine	300ng/ml	300ng/ml

Metabolites	Total Morphine	300ng/ml	300ng/ml
	Heroin	300ng/ml	300ng/ml
	Hydromorphone	300ng/ml	300ng/ml
	Nalorphine	300ng/ml	300ng/ml
	Oxycodone	300ng/ml	300ng/ml

Phencyclidine	PCP	25ng/ml	25ng/ml

Barbituates	Secobarbital	300ng/ml	200ng/ml
	Pentobarbital	300ng/ml	200ng/ml
	Phenobarbital	300ng/ml	200ng/ml
	Butabarbital	300ng/ml	200ng/ml
	Amobarbital	300ng/ml	200ng/ml
	Butalbital	300ng/ml	200ng/ml
	Thiopental	300ng/ml	200ng/ml

Benzodiazepine	Oxazepan	300ng/ml	200ng/ml

Metabolites	Alprazolam	300ng/ml	200ng/ml
	Chlordiazepoxide	300ng/ml	200ng/ml
	Clorazepate	300ng/ml	200ng/ml
	Diazepam	300ng/ml	200ng/ml
	Flurazepam	300ng/ml	200ng/ml
	Lorazepam	300ng/ml	200ng/ml
	Temazepam	300ng/ml	200ng/ml

Methadone	Methadone	300ng/ml	300ng/ml

Methaqualone	Methaqualone	300ng/ml	300ng/ml

Propoxyphene	Propoxyphene	300ng/ml	300ng/ml

Alcohol		10mg/dl	10mg/dl

Amphetamine	Amphetamine	1000ng/m	1500ng/ml
	Methamphetamine	1000ng/ml	500ng/ml
	Dextroamphetamine	1000ng/ml	500ng/ml
	Phentermine	1000ng/ml	500ng/ml

DRUG / ALCOHOL TESTING

EMPLOYEE / JOB APPLICANT CONSENT AND INFORMATION FORM

Date:

Individual:

Receipt of Company Testing Policy:

I have received a copy of Minuteman International, Inc.’s, Drug and Alcohol Testing Policy.

Relevant Information:

In an effort to insure accurate and reliable test results, please indicate any information, without limitation - including any medication you are currently taking or recently took, that would be relevant to the reliability of a positive test result, or explain a positive test result.

Signature:

Employee/Job Applicant

Date Signed:

NOTIFICATION OF DRUG/ALCOHOL TEST RESULTS

EMPLOYEE/JOB APPLICANT

Date:

Individual:

This notice is to inform you of a NEGATIVE result for your recent drug/alcohol test on:

                An Initial Screening Test

                A Confirmatory Test

                A Confirmatory Test

A copy of the test result report is available upon request, provided it is received, in writing, within three working days from the date specified above.

I have received a copy of this form:

Signed:

Date:

NOTIFICATION OF DRUG / ALCOHOL TEST RESULTS

JOB APPLICANT

Date:

Individual:

This notice is to inform you of the POSITIVE result on a                          Confirmatory Test or                          Confirmatory Re-Test from the drug and/or alcohol testing you recently underwent.

A copy of the test result report is available, upon written request, within three working days from the date specified above.

You may provide additional information, to that provided on the Pre-Test Information and Consent Form, that would explain the positive test result.  This must be done within three working days of the date specified above.

You may request, in writing, a Confirmatory Re-Test of the original sample, at your own expense and at a testing laboratory that is statutorily authorized to perform drug or alcohol test analysis within the next five working days from the date specified above.

I received a copy of this form:

Signed:

Date:

Index

Topic	Page	Paragraph
Address, Must be on file	6, 16	7.5(G), 24.1
Alcohol Abuse	12, Exhibit B	16.1
Bidding for jobs	7, 8	9.1 — 9.7
Breaks	19	24.11
Bulletin board	3	4.4
Classification of jobs	5, 10, Exhibit A	7.2, 14.1 — 14.2
Complaints	3	4.2
Contracting Work	2, 3, 17	3.4, 24.3
Death in family	12, 13	18.1
Discharging employees	2, 5, 6	3.3, 7.5
Drug Abuse	12, Exhibit B	16.1
Duration of contract	19	25.1
Federal Laws	17, 18	24.4, 24.5, 24.8
Grievance, procedure	3, 4	5.1-5.4
Health Insurance	16, 17	23.1 — 23.8
Holidays	13, 14	21.1 — 21.3
Hours of work	9	11.1 — 11.2
Injured on the Job	19	24.12
Insurance, Health	16	23.1 — 23.8
Insurance, Life	16	23.7
Inventory	6	7.6
Job classification	5, Exhibit A	7.2
Job openings	7, 8	9.1 — 9.7
Jury Duty	13	19.1 — 19.3
Layoffs	8	10.1 — 10.4
Leave of Absence	6, 12	7.5(H), 17.1 — 17.5
Life Insurance	16	23.7
Lunch period	19	24.11
Management, Rights	2, 3	3.1 — 3.5
Military Service	13	20.1
New Employees	6, 7, 11	8.1 — 8.3, 15.3
Notice posting	7	9.1
Overtime	9	12.1 — 12.2, 13.1
Part Time Employees	18	24.9
Pay , Rules	9, 10, 11, 19	13.1 — 13.4, 15.1 — 15.4, 24.13
Pay, Vacation	14	22.2

Policies, Making	2	3.3
Posting notices (job openings)	7	9.1
Premium, shift	9	13.2
Probation period	6	8.1
Probationary Employees	6, 7, 14	8.1 — 8.3, 21.3(A	)
Promotions	2, 5, 7, 8	3.3, 7.4, 9.1 — 9.7
Recall	8	10.1 — 10.4
Red Circle	10	15.2
Rules, Making	2, 9, 17	3.3, 11.2, 24.2
Safety	17	24.6
Safety glasses & shoes	17	24.6
Seniority, Loss of	5, 6, 12	7.5, 17.5
Seniority	5, 6	7.1 — 7.7
Seniority — Definition of	5	7.1
Seniority List	5	7.3
Shift Premium	9	13.2
Shut Down	15	22.6
Skilled jobs	5, 8	7.2, 9.6
State Laws	17, 18	24.4, 24.5, 24.8
Strikes	4, 5	6.1 — 6.4
Sunday Pay	9	13.3
Terminating employees	2, 5, 6, 14	3.3, 7.5, 22.5
Time off	12	15.4
Transfers	7, 8	9.1 — 9.7
Tuition reimbursement	18	24.7
Union dues	1, 2	2.2
Union Steward	3, 5	4.1 — 4.4, 7.2
Union, Definition of	1	1.1
Union, Representation	3	4.1 — 4.4
Union, Security	1	2.1
Vacation (unused compensation)	15	22.8
Vacation Bank	15	22.4, 22.8, 22.9
Vacation Conflicts	15	22.6
Vacation, Accrual of	14	22.1
Vacation, Pay	14	22.2
Voting	18, 19	24.10
Wage docking	12	15.4
Wage Increases	10	15.2

Wage progressions	11	15.3
Wage Scale	10	15.1
Wash up time	19	24.11

MINUTEMAN INTERNATIONAL, INC.

UNION CONTRACT

MAY 22, 2003

As an agreement separate from the Union contract, the following is agreed to:

The Company hereby agrees to pay each member of the Union one-time only bonuses after the ratification, approval and signing of this new contract as follows:

1.	A one-time bonus of $300 will be paid to all full-time Union members employed by the Company as of July 7, 2003, payable on July 18, 2003.

2.	A one-time bonus of $150 will be paid to all full-time Union members employed by the Company as of July 5, 2004, payable on July 16, 2004.

In witness, whereof, the parties hereunto executed this Agreement this 28th day of May, 2003.

On Behalf of Union Employees:	On Behalf of the Company:

/s/ William E. Anderson	/s/ Gregory J. Rau
William E. Anderson	Gregory J. Rau

/s/ Jesse M. Guadalupe	/s/ Dean W. Theobold
Jesse M. Guadalupe	Dean W. Theobold

/s/ Harley E. DeJong	/s/ Christopher D. Hagemann
Harley E. DeJong	Christopher D. Hagemann

/s/ Edwin Morales	/s/ Thomas J. Nolan
Edwin Morales	Thomas J. Nolan

/s/ Bruce E. Merritt
Bruce E. Merritt

/s/ Mark F. O’Donnell

Mark F. O’Donnell